EXHIBIT 10.5

Portions of this exhibit indicated by “******” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the omitted material has been separately filed with the Securities and

Exchange Commission.

AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING

This Amended and Restated Memorandum of Understanding (“MOU”), dated as of June 22, 2005 (the “MOU”), between VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation with its principal office located in Richmond, Virginia, trading in the Commonwealth of Virginia as “Virginia Power” and in the State of North Carolina as “North Carolina Power” (hereinafter referred to as “Buyer”), on the one hand, and Alliance Coal, LLC, a Delaware limited liability company with its principal office located in Tulsa, Oklahoma, (hereinafter referred to as “Seller”), and Mettiki Coal, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Seller (“Mettiki”), on the other hand. Buyer, Seller and Mettiki sometimes are referred to hereinafter individually as a “party” and collectively as the “parties.”

Recitals

WHEREAS, Buyer and Mettiki are parties to that certain Memorandum of Understating dated January 17, 2005 (the “Existing Memorandum of Understanding”); and

WHEREAS, Mettiki and Buyer are parties to that certain Agreement for the Supply of Coal effective January 15, 1996, as amended (the “Existing Coal Supply Agreement”), pursuant to which Mettiki has agreed to sell to Buyer, and Buyer has agreed to purchase from Mettiki, coal from Mettiki’s mine located in Garrett County, Maryland (the “Mettiki Mine”) for use in Buyer’s Mt. Storm Power Station located in Grant County, West Virginia (the “Station”); and

WHEREAS, subject to the terms and conditions of the Existing Coal Supply Agreement, the term of the Existing Coal Supply Agreement will continue through December 31, 2006; and

WHEREAS, simultaneous with the execution of this MOU by the parties, Seller and Buyer have entered into that certain Agreement for the Supply of Coal, effective as of the date hereof (the “Successor Coal Supply Agreement”), pursuant to which Seller will supply coal to the Station beginning on or after January 1, 2007 and continuing through December 31, 2013, subject to the terms and conditions of the Successor Coal Supply Agreement (the Successor Coal Supply Agreement and the Existing Coal Supply Agreement sometimes are referred to hereinafter as the “Coal Supply Agreements”); and

WHEREAS, from and after the date hereof, Buyer, on the one hand, and Seller or Mettiki, on the other hand, may enter into one or more spot sale and purchase agreements for the delivery of coal to the Station that are in addition to the parties purchase and sales obligations under the Coal Supply Agreements (collectively, “Spot Agreements”); and

WHEREAS, Mount Storm Coal Supply, LLC (“Mount Storm Supply”) and its affiliate, PC West Virginia Synthetic Fuel #2, LLC (“Pace”), have entered into various transactions with Buyer whereby Pace shall produce synthetic fuel that qualifies for Section 29 tax credits that is derived from coal (“Synfuel”) at Pace’s synthetic fuel facility (the “Synfuel Facility”), which Synfuel Facility shall be operated and maintained by Pace adjacent to or near the Station; and

WHEREAS, Buyer and Seller desire to agree upon certain terms and conditions to enable Mount Storm Supply to purchase certain coal supplied by Seller and/or Mettiki, which in turn shall be sold by Mount Storm Supply to Pace to produce Synfuel at Pace’s Synfuel Facility which shall then be purchased by Buyer pursuant to one or more synfuel supply agreements between Pace and Buyer (collectively, the “Synfuel Supply Agreements”); and

WHEREAS, the Synfuel purchased by Buyer from Pace under the Synfuel Supply Agreements which is produced from coal supplied by Seller or Mettiki, as appropriate, shall be in lieu of all or a part of the coal that is required to be purchased by Buyer from Seller or Mettiki, as appropriate, under the respective Existing Coal Supply Agreement, the Successor Coal Supply Agreement, and/or the Spot Agreements; and

WHEREAS, the parties desire to amend and restate the Existing Memorandum of Understanding on the terms and conditions set forth herein.

In consideration of the above Recitals which are incorporated herein, and the covenants and premises herein set forth, Buyer, Seller and Mettiki hereby agree, intending to be legally bound, as follows:

1. The Existing Memorandum of Understanding hereby is amended and restated to read in its entirety as set forth in this MOU.

2. Upon the execution of the Successor Coal Supply Agreement by Seller and Buyer, Mettiki shall enter into a feedstock agreement with Mount Storm Supply containing mutually acceptable terms and conditions for the sale and purchase of coal to Mount Storm Supply that will correspond with the delivery obligations arising under the Existing Coal Supply Agreement and any Spot Agreements between Mettiki and Buyer (“Feedstock Agreement No. 1”).

The term of Feedstock Agreement No. 1 shall commence on the date hereof and continue until December 31, 2006. The delivery of coal under Feedstock Agreement No. 1 shall commence on the first day of the calendar month following the date that Seller and Buyer execute the Successor Coal Supply Agreement.

The purchase price for the coal sold to Mount Storm Supply under Feedstock Agreement No. 1 shall be equal to ****** per ton. For the purposes of calculations of quality adjustments for the coal sold to Mount Storm Supply under Feedstock Agreement No. 1, the price for each ton of coal payable from time to time under the corresponding Existing Coal Supply Agreement and/or Spot Agreements will be used in the applicable calculations.

Mettiki shall refund to Buyer the purchase price premium of $****** per ton paid by Mount Storm Supply under Feedstock Agreement No. 1 for each ton of coal sold to Mount Storm Supply that is not produced into Synfuel.

3. Upon the execution of the Successor Coal Supply Agreement by Seller and Buyer, Seller shall enter into a feedstock agreement with Mount Storm Supply containing mutually acceptable terms and conditions for the sale and purchase of coal to Mount Storm Supply that will correspond with the delivery obligations arising under the Successor Coal Supply Agreement and any Spot Agreements between Seller and Buyer (“Feedstock Agreement No. 2”) (Feedstock Agreement No. 1 and Feedstock Agreement No, 2 sometimes are referred to hereinafter collectively as the “Feedstock Agreements” and individually as a “Feedstock Agreement”).

The term of Feedstock Agreement No. 2 shall commence on the date hereof and continue until the expiration or termination of the right to receive tax credits for synthetic fuel under Section 29 of the Internal Revenue Code of 1986, as amended. The delivery of coal under Feedstock Agreement No. 2 shall commence on the date on which Seller is obligated to begin supplying coal to the Station pursuant to the Successor Coal Supply Agreement (i.e., January 1, 2007).

The purchase price for the coal sold to Mount Storm Supply under Feedstock Agreement No. 2 shall be equal to ****** per ton. For the purposes of calculations of quality adjustments for the coal sold to Mount Storm Supply under Feedstock Agreement No. 2, the price for each ton of coal payable from time to time under the corresponding Successor Supply Agreement and/or Spot Agreements will be used in the applicable calculations.

Seller shall refund to Buyer the purchase price premium of $****** per ton paid by Mount Storm Supply under Feedstock Agreement No. 2 for each ton of coal sold to Mount Storm Supply that is not produced into Synfuel.

4. If Seller and Buyer have executed the Successor Coal Supply Agreement on or before June 22, 2005, then the purchase price for the coal sold to Mount Storm Supply under any purchase orders between Mettiki and Mount Storm Supply shall ******. In such event, Mettiki shall pay Buyer the retroactive adjustment within 30 days from receipt of Buyer’s invoice for such retroactive adjustment.

5. Pursuant to the terms of the agreements entered into between Mount Storm Supply and Buyer, Buyer shall act as Mount Storm Supply’s consultant in regards providing analytical, reporting and administrative services relating to any coal purchased by Mount Storm Supply under the Feedstock Agreements. As such, all analytical, reporting and administrative services provided to Mount Storm Supply by Buyer shall be in accordance with the terms and conditions of the corresponding Coal Supply Agreements, and/or Spot Agreements unless Seller and Mount Storm Supply expressly agree to other analytical, reporting and administrative provisions pursuant to any Feedstock Agreement. Unless otherwise agreed to in writing by Seller and Mount Storm Supply, Mount Storm Supply shall have no greater rights of suspension of shipments than as defined in the corresponding Coal Supply Agreements, and/or Spot Agreements.

6. Any coal purchased by Mount Storm Supply under any Feedstock Agreement shall automatically reduce the quantity of coal required to be purchased by Buyer and/or supplied by Seller or Mettiki, as appropriate, pursuant to the corresponding Coal Supply Agreements, and/or Spot Agreements.

A force majeure event occurring under any Feedstock Agreement shall be deemed to be a force majeure event under the corresponding Coal Supply Agreements, and/or Spot Agreements. Seller and Buyer shall enter into amendments to the Coal Supply Agreements and/or the Spot Agreements to reflect this reduction in Seller’s delivery obligations and/or Buyer’s purchase obligations. In the event that Mount Storm Supply is unable to receive coal under any Feedstock Agreement, for reasons other than Buyer’s ability to receive coal and/or Synfuel, such event will not be considered a force majeure event under the Coal Supply Agreements, and/or any Spot Agreement.

When made available by Seller or Mettiki, as the case may be, Mount Storm Supply shall purchase coal for use as feedstock for the Synfuel Facility under the Feedstock Agreements prior to purchasing coal provided by other suppliers (i.e. on a daily basis the total amount of Synfuel produced by the Synfuel Facility will first be applied against the volume of coal delivered by Seller or Mettiki, as the case may be, on such day, with any excess volume being attributed to tonnage supplied by other suppliers, if any).

7. During the term of any Synfuel Supply Agreement between Pace and Buyer, Seller shall permit Buyer or Mount Storm Supply to deliver coal to Seller’s truck unloading facility (“Facility”) at the Station which is produced from sources other than those directly or indirectly controlled by Seller (“Third Party Sources”). Through ******, Buyer shall pay Seller $****** per ton for each ton of coal delivered into the Facility at the Station from ****** that is delivered during Seller’s scheduled operating hours of the Facility.

8. This MOU shall be governed by the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws, and shall be binding upon the parties hereto and their respective successors and permitted assigns, except that no party shall assign any of their rights or delegate any of their obligations hereunder except with the prior written consent of the other party hereto. The parties hereto agree that this MOU is a legally, binding agreement, and not an agreement to agree, and shall be enforceable against the parties hereto in accordance with its terms.

9. From the execution of this MOU, Seller, Mettiki and Buyer agree to negotiate in good faith to finalize, execute and deliver any amendments to the Coal Supply Agreements and/or the Spot Agreements.

10. This MOU shall terminate upon the earlier of expiration or termination of the Successor Coal Supply Agreement or the expiration or termination of the right to receive tax credits for synthetic fuel under Section 29 of the Internal Revenue Code of 1986, as amended.

11. This MOU may not be amended, supplemented or otherwise modified, and no provision of this MOU may be waived, except by a written instrument signed by all of the parties hereto.

12. This MOU constitutes the parties’ entire agreement with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties with respect to the matters referred to herein. Except as provided in this MOU, the parties acknowledge and agree that, notwithstanding any other term or provision contained in this MOU, neither Buyer, Seller or Mettiki will have any greater, reduced, additional or changed obligation, liability to each other as a result of Seller entering into any Feedstock Agreement with Mount Storm Supply.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Understanding to be executed in duplicate originals as of the date first written above.

Virginia Electric and Power Company

By:	/s/ C. Edward Roarty
Name:	C. Edward Roarty
Title:	Authorized Representative

Alliance Coal, LLC

By:	/s/ George C. Tichnell
Name:	George C. Tichnell
Title:	Pursuant to Delegation of Authority dated June 22, 2005

Mettiki Coal, LLC

By:	/s/ George C. Tichnell
Name:	George C. Tichnell
Title:	Vice President Operations

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